Exhibit 99.1

PRESS RELEASE
www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	05-030
Contact: Wade Pursell
Date: November 1, 2005	Title: Chief Financial Officer

Cal Dive Reports Record Third Quarter Earnings
HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) reported third quarter net income of $42.7 million, or $1.05 per diluted share. This represents a 78% improvement over last year’s third quarter results.
The Company sustained damage to certain of its oil and gas production facilities in Hurricanes Katrina and Rita. The Company estimates total repair and inspection costs resulting from the hurricanes will range from $5 million to $8 million, net of insurance reimbursement. These costs, and any related insurance reimbursements, will be recorded as incurred over the next year.
Summary of Results
(in thousands, except per share amounts and percentages)

	Third Qtr		Second Qtr	Nine Months
	2005	2004	2005	2005	2004
Revenues	$209,338	$131,987	$166,531	$535,444	$380,403

Gross Profit	82,928	45,726	52,419	187,220	118,883
	40%	35%	32%	35%	31%

Net Income	42,671	22,794	26,027	94,108	54,647
	20%	17%	16%	18%	14%

Diluted Earnings Per Share	1.05	0.59	0.65	2.34	1.41
Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “The two hurricanes that occurred during the quarter severely tested the resilience of our people and I am very pleased to report that they passed with flying colors.
“Due to the strength of our business model, we produced another record quarter for both earnings and cash flow despite deferring around 12 cents per share of income related to delayed production revenues. It was particularly satisfying to see the Marine Contracting division have such a strong quarter even though the incremental benefit from hurricane related work did not start until late in the period.

“The outlook for Q4 is for the Marine Contracting division to perform well again, especially with the introduction of several of the recently acquired assets, offsetting income deferrals resulting from hurricane related shut-ins for both the Oil and Gas division and the Production Facilities division. Based on this outlook we expect 2005 earnings to fall in the range of $3.15 — $3.35 per share.”
Financial Highlights
•	Revenues: The $77.4 million increase in year-over-year third quarter revenues was driven primarily by significant improvements in Marine Contracting revenues due to much better market conditions, particularly in both deepwater and shelf subsea construction.

•	Margins: 40% was five points better than the year-ago quarter due to a significant increase in Marine Contracting margins driven by improved market conditions.

•	SG&A: $15.9 million increased $5.0 million from the same period a year ago due primarily to additional incentive compensation accruals as a result of improved profitability. This level of SG&A was 8% of third quarter revenues, consistent with the year ago level.

•	Equity in Earnings: $3.7 million reflects primarily our share of Deepwater Gateway, L.L.C.’s earnings for the quarter. This reflects only a $600,000 increase from the second quarter as the anticipated ramp up with K2 coming online at the Marco Polo facility was offset by downtime caused by the hurricanes.

•	Balance Sheet: During the third quarter, the Company acquired seven vessels from Torch Offshore, including the Midnight Express for $85.4 million. Total debt as of September 30, 2005 was $443 million. This represents 42% debt to book capitalization and with $316 million of EBITDA for the twelve months ended September 30, 2005, this represents 1.4 times trailing twelve month EBITDA. In addition, the Company had $150 million of unrestricted cash as of September 30, 2005. Most of these funds will be utilized for the previously announced acquisition of certain assets of Stolt Offshore, which the DOJ cleared last month.
Further details are provided in the presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Standard Time on Wednesday, November 2, 2005, will be webcast live. A replay will be available from the Audio Archives page.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(000’s omitted, except per share data)	2005	2004	2005	2004
	(unaudited)
Net Revenues	$209,338	$131,987	$535,444	$380,403
Cost of Sales	126,410	86,261	348,224	261,520

Gross Profit	82,928	45,726	187,220	118,883

Gain on Sale of Assets, net	329	—	1,254	—
Selling and Administrative	15,892	10,926	41,588	34,746

Income from Operations	67,365	34,800	146,886	84,137
Equity in Earnings of Investments	3,721	3,062	8,158	4,372
Interest Expense, net & Other	2,766	838	4,868	3,635

Income Before Income Taxes	68,320	37,024	150,176	84,874
Income Tax Provision	25,099	13,237	54,418	28,486

Net Income	43,221	23,787	95,758	56,388
Preferred Stock Dividends and Accretion	550	993	1,650	1,741

Net Income Applicable to Common Shareholders	$42,671	$22,794	$94,108	$54,647

Other Financial Data:
Income from Operations	$67,365	$34,800	$146,886	$84,137
Equity in Earnings of Investments	3,721	3,062	8,158	4,372
Share of Equity Investments:
Depreciation	1,200	1,004	3,207	1,985
Interest Expense, net	143	707	1,562	1,974
Depreciation and Amortization:
Marine Contracting	10,033	9,049	29,637	26,862
Oil and Gas Production	18,713	17,316	55,078	52,083

EBITDA (1)	$101,175	$65,938	$244,528	$171,413

Weighted Avg. Shares Outstanding:
Basic	38,763	38,294	38,686	38,141
Diluted	41,080	39,418	40,981	39,413

Earnings Per Share:
Basic	$1.10	$0.60	$2.43	$1.43
Diluted	$1.05	$0.59	$2.34	$1.41

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization (which includes non-cash asset impairments) and the Company’s share of depreciation and net interest expense from its Equity Investments. EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.

Comparative Condensed Consolidated Balance Sheets
ASSETS

(000’s omitted)	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
Current Assets:
Cash and equivalents	$150,497	$91,142
Accounts receivable	148,961	114,709
Other current assets	69,232	48,110

Total Current Assets	368,690	253,961

Net Property & Equipment:
Marine Contracting	490,082	411,596
Oil and Gas Production	378,124	172,821
Equity Investments	168,198	67,192
Goodwill	82,476	84,193
Other assets, net	72,329	48,995

Total Assets	$1,559,899	$1,038,758

LIABILITIES & SHAREHOLDERS’ EQUITY

(000’s omitted)	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
Current Liabilities:
Accounts payable	$81,612	$56,047
Accrued liabilities	109,818	75,502
Current mat of L-T debt (2)	6,566	9,613

Total Current Liabilities	197,996	141,162

Long-term debt (2)	435,949	138,947
Deferred income taxes	177,453	133,777
Decommissioning liabilities	118,344	79,490
Other long term liabilities	11,623	5,090
Convertible preferred stock (2)	55,000	55,000
Shareholders’ equity (2)	563,534	485,292

Total Liabilities & Equity	$1,559,899	$1,038,758

(2)	Debt to book capitalization — 42%. Calculated as total debt ($442,515) divided by sum of total debt, convertible preferred stock and shareholders’ equity ($1,061,049).